Exhibit 4.3

CIMAREX ENERGY CO.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

81/8% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

(Par Value $0.01 Per Share)

Cimarex Energy Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to set forth such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, in one or more series of up to 15,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on February 28, 2019, the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that the Board hereby creates a new series of preferred stock, par value $0.01 per share, of the Corporation, designated 81/8% Series A Cumulative Perpetual Convertible Preferred Stock, and hereby fixes the relative rights, preferences, and limitations of such preferred stock as set forth in this certificate of designations (this “Certificate of Designations”):

1.                                      General.

(a)           There shall be created from the 15,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “81/8% Series A Cumulative Perpetual Convertible Preferred Stock” par value $0.01 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 62,500.  Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b)           The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; (iv) junior to existing and future indebtedness of the Corporation; (v) and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Corporation’s Subsidiaries and any Capital

Stock of the Corporation’s Subsidiaries not held by the Corporation, in each case as provided more fully herein.

2.                                      Definitions.

As used herein, the following terms shall have the following meanings:

(a)           “Agent Members” shall have the meaning specified in Section 14(a)(ii).

(b)           “Board” shall have the meaning specified in the preamble and, with respect to any action to be taken by the Board, shall include any committee of the Board duly authorized to take such action.

(c)           “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(d)           “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, “Capital Stock” shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock.

(e)           “Cash Consideration” means $471.3975 per share of Series A Preferred Stock.

(f)            “Cash Consideration Factor” at any time is the quotient of (x) the Cash Consideration divided by (y) the then-effective Conversion Rate.

(g)           “Certificate of Designations” shall have the meaning specified in the preamble.

(h)           “Certificate of Incorporation” shall have the meaning specified in the preamble.

(i)            “Certificated Series A Preferred Stock” shall have the meaning specified in Section 14(a)(iii).

(j)            “Close of Business” shall mean 5:00 p.m., New York City time.

(k)           “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization.  In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.  The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(k) for the determination of the Closing Sale Price of the Common Stock.

(l)            “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Corporation, subject to Section 9(h).

(m)          “Conversion Agent” shall have the meaning specified in Section 9(b).

(n)           “Conversion Date” shall have the meaning specified in Section 9(b).

(o)           “Conversion Price” shall mean, at any time, $1,000.00 divided by the Conversion Rate in effect at such time.

(p)           “Conversion Rate” shall have the meaning specified in Section 9(a).

(q)           “Corporation” shall have the meaning specified in the preamble.

(r)            “DGCL” shall have the meaning specified in the preamble.

(s)            “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2019.

(t)            “Dividend Rate” shall mean the rate per annum of 81/8% per share of Series A Preferred Stock on the Liquidation Preference.

(u)           “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 and October 1, as the case may be, immediately preceding such Dividend Payment Date.

(v)           “DTC” or “Depository” shall mean The Depository Trust Corporation, or any successor depository.

(w)          “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 9(d), Effective Date shall mean the first date on which shares of the

Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.

(x)           “Equity Factor” means 0.6023.

(y)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)           “Ex-Date”, when used with respect to any issuance, dividend or distribution on Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common

Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(aa)         “Expiration Date” shall have the meaning specified in Section 9(d)(v).

(bb)         A “Fundamental Change” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i)            the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Corporation, the Corporation’s wholly-owned Subsidiaries and its or their employee benefit plans has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of the Corporation’s common equity;

(ii)           the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s wholly-owned Subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a “Fundamental Change” if (x) the holders of all classes of the Corporation’s common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (y) such transaction is effected solely to change the Corporation’s jurisdiction of formation or to form a holding company for the Corporation and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity;

(iii)          the Corporation’s common stock (or other common stock into which the Series A Preferred Stock is convertible) ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), other than any cessation to be listed or quoted that persists for not more than ten (10) days in connection with a transition among the above exchanges; or

(iv)          the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation (other than in a transaction described in clause (ii) above);

provided, however, that (x) the Merger shall not constitute a Fundamental Change and (y) a transaction or transactions described in clause (i) or (ii) above shall not constitute a “Fundamental Change” if at least 90% of the consideration received or to be received by holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions that would otherwise constitute a “Fundamental Change” consists of shares of common stock or common equity interests that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock becomes convertible into such consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights).

(cc)         “Fundamental Change Conversion Period” shall have the meaning specified in Section 5(a).

(dd)         “Fundamental Change Notice” shall have the meaning specified in Section 5(e).

(ee)         “Global Series A Preferred Stock” shall have the meaning specified in Section 14(a)(i).

(ff)          “Holder” shall mean a holder of record of shares of Series A Preferred Stock.

(gg)         “Initial Fundamental Change Period” shall have the meaning specified in Section 5(b).

(hh)         “Initial Issue Date” shall mean March 1, 2019, the original date of issuance of the Series A Preferred Stock.

(ii)           “Initial Make-Whole Premium” shall mean the “Make-Whole Premium” in respect of the “Fundamental Change” constituting the Merger as “Fundamental Change” is defined in the certificate of designations for the Resolute Preferred Stock.

(jj)           “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(kk)         “Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $1,000.00.

(ll)           “Make-Whole Premium” shall have the meaning specified in Section 5(g).

(mm)      “Mandatory Conversion Date” shall have the meaning specified in Section 10(b).

(nn)         “Merger” means, collectively, (1) the merger of CR Sub 1 Inc., a wholly owned subsidiary of the Corporation, with and into Resolute, immediately followed by (2) the merger of Resolute, as the surviving corporation in the first merger, with and into CR Sub 2 LLC, a wholly owned subsidiary of the Corporation, pursuant to the Agreement and Plan of Merger by and among the Corporation, Resolute, CR Sub 1 Inc. and CR Sub 2 LLC, dated as of November 18, 2018 (as it may be amended from time to time).

(oo)         “Notice of Conversion” shall have the meaning specified in Section 9(b).

(pp)         “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(qq)         “Officers’ Certificate” shall mean a certificate signed by two Officers.

(rr)           “Open of Business” shall mean 9:00 a.m., New York City time.

(ss)          “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(tt)           “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(uu)         “Preferred Stock” shall have the meaning specified in the preamble.

(vv)         “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ww)       “Reference Property” shall have the meaning specified in Section 9(h).

(xx)         “Reorganization Event” shall have the meaning specified in Section 9(h).

(yy)         “Resolute” means Resolute Energy Corporation, a Delaware corporation, prior to the effective date of the Merger.

(zz)         “Resolute Preferred Stock” shall mean the 81/8% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share, of Resolute.

(aaa)      “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(bbb)      “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(ccc)       “Special Rights End Date” shall have the meaning specified in Section 5(a).

(ddd)      “Spin-Off” shall have the meaning specified in Section 9(d)(iii).

(eee)       “Stock Price” shall mean (i) if holders of shares of Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share, or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the 10 consecutive Trading Days immediately preceding, but not including, the Effective Date of the Fundamental Change.

(fff)        “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ggg)       “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading.  If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(hhh)      “Transfer Agent” shall mean Continental Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and the Common Stock.  The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(iii)          “Voting Rights Class” shall have the meaning specified in Section 6(a).

(jjj)         “Voting Rights Triggering Event” shall mean a time at which dividends on the Series A Preferred Stock or dividends on any other series of Preferred Stock or preference securities that ranks equally with the Series A Preferred Stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods (whether or not consecutive).

3.                                      Dividends.

(a)           Subject to the rights of holders of Senior Stock, Holders shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for payment, cumulative cash dividends at the Dividend Rate.  Dividends on the Series A Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from January 15, 2019 (whether or not (i) in any dividend period or periods any agreements of the Corporation prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Corporation legally available for the payment of such dividends, or (iii) the Corporation declares the payment of dividends), and will be paid in cash as provided pursuant to Section 4.  Dividends shall be payable quarterly in arrears on each Dividend Payment Date (commencing on April 15, 2019) to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date.  Dividends payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)           [Reserved.]

(c)           [Reserved.]

(d)           [Reserved.]

(e)           If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

(f)            No dividend shall be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all accumulated dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum in cash has been set apart for the payment of such dividends upon, all outstanding shares of Series A Preferred Stock.

(g)           So long as any shares of Series A Preferred Stock remain outstanding, no dividends or other distributions (other than (i) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (ii) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock, and (iii) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation or by any of the Corporation’s Subsidiaries, unless all accumulated and unpaid dividends for all preceding dividend periods have been or contemporaneously are declared and paid in full in cash, or a sum sufficient of cash for the payment thereof is set apart for such dividends upon, the Series A Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition.  The foregoing limitation shall not apply to:

(i)            conversions into or exchanges for (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or cash solely in lieu of fractional shares of Parity Stock or Junior Stock and (B) in the case of Junior Stock, shares of Junior Stock or cash solely in lieu of fractional shares of Junior Stock;

(ii)           payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

(iii)          purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

(iv)          any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; or

(v)           the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged.

Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the shares of Series A Preferred Stock and shares of such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share (whether or not declared) on the shares of Series A Preferred Stock and shares of such Parity Stock bear to each other, in proportion to their respective liquidation preferences.

(h)           Holders of shares of Series A Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends.

(i)            The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, the dividend payment on their respective shares of Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section 9 following such Dividend Record Date.  However, notwithstanding the foregoing, shares of Series A Preferred Stock surrendered for conversion during the period between the Close of Business on any Dividend Record Date and the Close of Business on the Business Day immediately preceding the corresponding Dividend Payment Date must be accompanied by payment of an amount of cash equal to the dividend payable on such shares on that Dividend Payment Date; provided that no such payment is required in respect of a mandatory conversion pursuant to Section 10 during such period or if the Special Rights End Date occurs during such period.  Except as provided in Section 9 with respect to a voluntary conversion, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series A Preferred Stock.

(j)            Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation’s securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

4.                                      Method of Payment of Dividends.

The Corporation will pay any dividend on the Series A Preferred Stock for a current dividend period or any prior dividend period (including in connection with the payment of declared and unpaid dividends pursuant to Section 5 and Section 10) in cash.  All payments to which a Holder is entitled in connection with a dividend declared on the Series A Preferred Stock will be rounded to the nearest cent.

5.                                      Special Rights Upon a Fundamental Change.

(a)           A Holder shall have the right, in connection with any Fundamental Change, to convert shares of Series A Preferred Stock in accordance with Section 9 for that number of shares of Common Stock set forth in Section 5(c), plus, to the fullest extent permitted by law, the Cash Consideration, at any time during the period (the “Fundamental Change Conversion Period”) beginning at the Open of Business on the Trading Day immediately following the Effective Date of a Fundamental Change and ending at the Close of Business on the 20th Trading Day immediately following such Effective Date (or (x) if earlier, the Mandatory Conversion Date, if applicable, or (y) if later, as extended by Section 5(e)) (such end date, the “Special Rights End Date”), subject to the provisions of this Section 5.

(b)           In order to implement the “Fundamental Change” (as defined in the certificate of designations for the Resolute Preferred Stock) conversion right in connection with the Merger, if a Holder converts shares of Series A Preferred Stock during the period beginning at the Open of Business on the first Trading Day following the Initial Issue Date and ending at the Close of Business on the 20th Trading Day following the Initial Issue Date (the “Initial Fundamental Change Period”), the Corporation shall deliver to such converting Holder, for each share of Series A Preferred Stock surrendered for conversion, 8.0421 shares of Common Stock, plus, to the fullest extent permitted by law, the Cash Consideration, plus 1.2292 shares of Common Stock as the Initial Make-Whole Premium in respect of the “Fundamental Change” (as defined in the certificate of designations for the Resolute Preferred Stock) constituting the Merger.  In addition, such Holder shall be entitled to receive, to the fullest extent permitted by law, the dividend amounts payable under Section 3(i), if any.

(c)           If a Holder converts shares of its Series A Preferred Stock pursuant to this Section 5 during a Fundamental Change Conversion Period other than the Initial Fundamental Change Period, the Corporation shall deliver to such converting Holder, for each share of Series A Preferred Stock surrendered for conversion, (x) a number of shares of Common Stock equal to the sum of (A) the Conversion Rate and (B) the Make-Whole Premium determined pursuant to Section 5(g), if any, and (y) to the fullest extent permitted by law, the Cash Consideration.  In addition, each Holder that converts shares of its Series A Preferred Stock pursuant to this Section 5(c), in addition to the number of shares of Common Stock issuable upon conversion pursuant to this Section 5(c) shall, on any conversion date during the Fundamental Change Conversion Period, have the right to receive an amount equal to any accumulated and unpaid dividends on such converted shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends.  The amount payable in respect of such dividends will be paid in cash.

(d)           For any shares of Series A Preferred Stock that are converted pursuant to this Section 5 during the Initial Fundamental Change Period or any Fundamental Change Conversion Period, subject to the limitations described herein, the Corporation shall have the right to pay the Initial Make-Whole Premium or Make-Whole Premium, as applicable, in its sole discretion, (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) by delivery of any combination of cash and shares of Common Stock.  Except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock, the Corporation will pay the Initial Make-Whole Premium or Make-Whole Premium, as applicable, on the Series A Preferred Stock in cash.

(e)           The Corporation shall give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders no later than 15 Business Days prior to the anticipated Effective Date of the Fundamental Change or, if such prior notice is not practicable, no later than two Business Days after such Fundamental Change.  If the Corporation notifies Holders of a Fundamental Change later than the 15th Business Day prior to the actual Effective Date of such Fundamental Change, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, the 15th Business Day prior to the Effective Date of such Fundamental Change to, but not including, the date of the Fundamental Change Notice; provided that the Fundamental Change Conversion Period will not be extended beyond the Mandatory Conversion Date, if applicable.

(f)            The Fundamental Change Notice shall be given in any manner compliant with the procedures of the Depository in effect at such time to each Holder on the date such notice is given.  The Fundamental Change Notice shall state (i) the anticipated Effective Date of such Fundamental Change; (ii) the Special Rights End Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise their conversion right pursuant to this Section 5.

(g)           The number of additional shares of Common Stock, if any, to be added to the Conversion Rate per share of Series A Preferred Stock in connection with a conversion during any Fundamental Change Conversion Period pursuant to Section 5(c) above (the “Make-Whole

Premium”) shall be determined by multiplying (a) the Equity Factor and (b) the base reference number of additional shares determined by reference to the table below based on the Effective Date and the Stock Price with respect to such subsequent Fundamental Change.

	Cimarex Common Stock Price(1)
Effective Date	$65.13	$69.74	$74.89	$82.42	$88.76	$101.45	$112.35	$126.81	$190.21	$253.61
October 7, 2016	2.0027	1.7910	1.5888	1.3455	1.1755	0.9102	0.7379	0.5632	0.1729	0.0356
October 15, 2017	2.0027	1.7293	1.5328	1.2957	1.1316	0.8747	0.7085	0.5411	0.1660	0.0337
October 15, 2018	2.0027	1.6375	1.4460	1.2168	1.0595	0.8156	0.6596	0.5025	0.1539	0.0309
October 15, 2019	2.0027	1.5071	1.3178	1.0955	0.9446	0.7170	0.5741	0.4339	0.1319	0.0254
October 15, 2020	2.0027	1.3522	1.1549	0.9245	0.7733	0.5524	0.4237	0.3077	0.0893	0.0155
October 15, 2021 and thereafter	2.0027	1.2489	1.0214	0.7425	0.5469	0.2488	0.0000	0.0000	0.0000	0.0000

(1)                     The Stock Prices set forth in the table above shall be adjusted as of any date on which the Conversion Rate is adjusted.  The adjusted Stock Prices shall be equal to the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.  The base reference number of additional shares in the table above will be adjusted in the same manner and at the same time as the Conversion Rate as set forth under Section 9.

(h)           The exact Stock Price and Effective Date may not be set forth on the table above, in which case:

(i)            if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the base reference number shall be determined by straight-line interpolation between the base reference number set forth for the higher and lower Stock Prices or the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)           if the Stock Price is in excess of $253.61 per share (subject to adjustment in the same manner as the Stock Prices), the base reference number will be zero and no additional shares will be added to the Conversion Rate; and

(iii)          if the Stock Price is less than $65.13 per share (subject to adjustment in the same manner as the Stock Prices), the base reference number will be zero and no additional shares will be added to the Conversion Rate.

(i)            Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Closing Sale Prices or the Stock Prices for purposes of determining any Make-Whole Premium in connection with a Fundamental Change, the Board shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Closing Sale Prices or Stock Prices are to be calculated.

6.                                      Voting.

The shares of Series A Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Certificate of Incorporation:

(a)           If at any time a Voting Rights Triggering Event has occurred, then the Holders, voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board.  Upon the election of any such additional directors, the number of directors that comprise the Board shall be increased by such number of additional directors.

(b)           The voting rights set forth in Section 6(a) may be exercised at a special meeting of the Corporation’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such special or annual meeting until such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, shall have been paid in full, at which time or times, automatically and without any further action by any Person, such voting rights shall terminate (subject to the reinstatement of such rights upon a subsequent Voting Rights Triggering Event).

(c)           At any meeting at which the holders of shares of the Voting Rights Class shall have the right to elect directors as provided in Section 6(a), the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.  The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.  Any director elected pursuant to the voting rights set forth in this Section 6 may be removed at any time, with or without cause, by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders’ rights pursuant to Section 6(a) continue.  Any vacancy in respect of any such additional director arising at any time during which such holders’ rights pursuant to Section 6(a) continue (other than prior to the first election immediately following the applicable Voting Rights Triggering Event) may be filled by the written consent of the director elected by the Voting Rights Class remaining in office, or, if none remains in office, by a vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights

Class; provided that the filling of each vacancy shall not violate the Amended and Restated Bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.  Directors elected pursuant to the voting rights set forth in Section 6(a) shall be entitled to one vote per director on any matter.

(d)           Any director elected pursuant to the voting rights set forth in Section 6(a) shall hold office until the next annual meeting of stockholders; provided, however, notwithstanding the foregoing, at such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, have been paid in full, then, automatically and without any further action by any Person, the terms of office of directors elected pursuant to the voting rights set forth in this Section 6 shall cease and the number of directors comprising the Board shall be reduced accordingly.

(e)           So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class with all series of Parity Stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

(i)            amend or alter the provisions of the Certificate of Incorporation or this Certificate of Designations so as to authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized Capital Stock into shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock;

(ii)           amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock;

(iii)          consummate a binding share exchange or reclassification involving the shares of Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (A) shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (B) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that:

(i)            any increase in the amount of authorized but unissued shares of Preferred Stock;

(ii)           any increase in the authorized or issued shares of Series A Preferred Stock; and

(iii)          the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock,

shall be deemed not to adversely affect the rights, preferences, privileges or voting powers of Holders and shall not require the affirmative vote or consent of Holders.

(f)            If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described in this Section 6 would affect one or more but not all series of voting Preferred Stock (including the Series A Preferred Stock for this purpose), then only the series of voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting Preferred Stock.

(g)           Whether a plurality, majority or other portion of the Series A Preferred Stock and any other voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series A Preferred Stock and such other voting Preferred Stock.

(h)           Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock to (i) conform the terms of the Series A Preferred Stock to the description thereof in the “Description of New Cimarex Preferred Stock” in the Prospectus dated January 30, 2019 or (ii) file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the DGCL.

7.                                      Liquidation Preference.

(a)           In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series A Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), the Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends on such shares, whether or not declared, to, but not including the date fixed for liquidation, winding up or dissolution.

(b)           Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 7, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.  In addition, no payment shall be made to Holders pursuant to this Section 7 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries with or without the approval of the Corporation’s stockholders.

(c)           After the payment to the Holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)           In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 7, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 7, in any distribution of the assets of the Corporation.

8.                                      [Reserved.]

9.                                      Conversion.

(a)           Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, any or all of such Holder’s shares of Series A Preferred Stock at an initial conversion rate of 8.0421 shares of fully paid and nonassessable shares of Common Stock, subject to adjustment as provided in this Section 9 (the “Conversion Rate”), per share of Series A Preferred Stock plus, to the fullest extent permitted by law, the Cash Consideration per share of Series A Preferred Stock.  Upon conversion of any share of Series A Preferred Stock, the Corporation shall deliver, to the fullest extent permitted by law, to the converting Holder, in respect of each share of Series A Preferred Stock being converted, the (i) Cash Consideration and (ii) Common Stock equal to the Conversion Rate, on the third Business Day immediately following the relevant Conversion Date.

(b)           Before any Holder shall be entitled to convert a share of Series A Preferred Stock as set forth in Section 9(a), such Holder shall (i) in the event such Holder holds a beneficial interest in Global Series A Preferred Stock, comply with the procedures of the Depository in effect at the time of conversion for converting a beneficial interest in a global security and, if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which such Holder is not entitled pursuant to Section 3(i), and (ii) in the event such Holder holds Certificated Series A Preferred Stock, (1) complete and manually sign the conversion notice on the back of such share of Certificated Series A Preferred Stock (or a facsimile thereof), stating the number of shares of Series A

Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered or to which such Holder wishes payment of any Cash Consideration to be made (a “Notice of Conversion”), a form of which is attached hereto as Exhibit B, and deliver such Notice of Conversion, which is irrevocable, to the Transfer Agent, in its capacity as the conversion agent (or such other agent designated by the Corporation) (the “Conversion Agent”), (2) surrender such shares of Certificated Series A Preferred Stock to the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which such Holder is not entitled pursuant to Section 3(i), and (5) if required, pay all transfer or similar taxes, if any, as set forth more fully herein.  The Conversion Agent shall notify the Corporation of any conversion pursuant to this Section 9 on the Conversion Date for such conversion.  The date on which a Holder complies with the procedures in this Section 9(b) is the “Conversion Date.” If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock and the amount of Cash Consideration to be delivered upon conversion of such shares of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(c)           Immediately prior to the Close of Business on the Conversion Date with respect to a conversion, conversion of the shares of Series A Preferred Stock surrendered for conversion shall be deemed to have been effected, and, as of the Close of Business on the Conversion Date, the converting Holder of such shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.  On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted; (ii) the Cash Consideration in respect of each share of Series A Preferred Stock so converted; and (iii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d)           The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)            If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 9(d)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share subdivision or share combination, as the case may be.  If any dividend, distribution, share subdivision or share combination of the type described in this Section 9(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii)           If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 9(d)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution.  To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Rate shall be decreased, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.  If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 9(d)(ii), in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)          If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 9(d)(i) or Section 9(d)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 9(d)(iv), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 9(h) and (E) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 9(d)(iii) shall apply, then the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any increase made under the portion of this Section 9(d)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution.  If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 9(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0                   =                 the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1                   =                 the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV              =                 the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0                  =                 the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 9(d)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)                              If any cash dividend or distribution is made to all or substantially all holders of Common Stock (excluding dividends or distributions made in connection with the liquidation, dissolution or winding up of the Corporation and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its Subsidiaries), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0                   =                 the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1                   =                 the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0                       =                 the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C                                 =                 the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock.

Any adjustment made under this Section 9(d)(iv) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution.  If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend or distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), of if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v)                                 If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

where,

CR0                   =                 the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

CR1                   =                 the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

AC                        =                 the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0                     =                 the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1                     =                 the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1                       =                 the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any increase made under this Section 9(d)(v) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 9(d)(v) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)                              All calculations and other determinations under this Section 9(d) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.  Notwithstanding anything herein to the contrary, no adjustment under this Section 9(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series A Preferred Stock, (C) upon the occurrence of a Fundamental Change and (D) in the event that the

Corporation exercises its mandatory conversion right pursuant to Section 10.  No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock.  The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vii)                           In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 9(d), and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Corporation, from time to time, may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that such increase would be in the Corporation’s best interest.  Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)                        Notwithstanding the foregoing in this Section 9(d) and for the avoidance of doubt, the Conversion Rate shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries; (C) the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock; (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 9(d)(i) through Section 9(d)(v); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 9(d)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 9(d)(v); and (H) accumulated and unpaid dividends or distributions, except as provided in Section 5 and Section 10.  Except as described in this Section 9, we will not adjust the conversion rate.

(e)                                  Notwithstanding Section 9(d)(ii) and Section 9(d)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan.  If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 9(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.  Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion of shares of Series A Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 9(d)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

(f)                                   The Corporation may also (but is not required to) increase each Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.  However, in either case, the

Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Conversion Rate.

(g)                                  Upon any increase in the Conversion Rate, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Rate then in effect following such adjustment.

(h)                                 In the case of:

(i)                                     any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii)                                  any consolidation, merger or other combination involving the Corporation,

(iii)                               any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv)                              any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into (i) the Cash Consideration and (ii) shares of Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into a modified package of consideration consisting of (i) the Cash Consideration, to the fullest extent permitted by law, and (ii) the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”).  The Corporation shall amend its Certificate of Incorporation to effect this change, if applicable.  In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election).  The Corporation shall not become a party to any Reorganization Event unless its terms are consistent with this Section 9(h).  Notwithstanding Section 9(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The Corporation shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 9.  The provisions of this Section 9(h) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 9(h) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock and Cash Consideration as set forth in Section 9(a) prior to the effective time of such Reorganization Event.

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(i)                                     The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock (including the maximum number of shares of Common Stock deliverable upon conversion during a Fundamental Change Conversion Period), and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(j)                                    A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder’s shares of Series A Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, or payment of any Cash Consideration, due upon conversion of such shares of Series A Preferred Stock in or to a name other than that of the converting Holder.  The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivering the shares of Common Stock or paying the Cash Consideration due upon conversion of such converting Holder’s shares of Series A Preferred Stock.  Notwithstanding the foregoing, upon surrender of a share of Series A Preferred Stock for conversion, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Common Stock, Cash Consideration or sale proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered) with respect to such Holder or its successors and assigns the amount required to be deducted and withheld under applicable law.

10.                               Mandatory Conversion.

(a)                                 At any time on or after October 15, 2021, the Corporation shall have the right, at its option, to elect to cause all, and not part, of the outstanding shares of Series A Preferred Stock to be automatically converted into that number of shares of Common Stock for each share of Series A Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date, plus, to the fullest extent permitted by law, the Cash Consideration.  The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 10 only if the Closing Sale Price of the Common Stock as adjusted to add thereto the Cash Consideration Factor equals or exceeds 150% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30 Trading Day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Corporation issues a press release announcing the mandatory conversion as described in Section 10(b).

(b)                                 To exercise the mandatory conversion right described in Section 10(a), the Corporation must issue a press release giving notice of such mandatory conversion for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by the Corporation) prior to the Open of Business on the first Trading Day immediately following any date on which the condition described in Section 10(a) is met, announcing such a mandatory conversion.  The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no later than 10 calendar days after the date on which the Corporation issues the press release described in this Section 10(b).  In addition to any information required by applicable law or regulation, such press release and notice of a mandatory conversion shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock and Cash Consideration to be delivered upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Mandatory Conversion Date.

(c)                                  On and after the Mandatory Conversion Date, dividends shall cease to accumulate on the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 10 and all rights of Holders shall terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof, the Cash Consideration, to the fullest extent permitted by law, and, if applicable, a dividend on a Dividend Payment Date as provided in the following sentence.  The full amount of any dividend payment with respect to the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 10 on a date during the period beginning at the Close of Business on any Dividend Record Date and ending at the Close of Business on the corresponding Dividend Payment Date shall be payable when, as and if declared by the Board, out of funds legally available for payment, on such Dividend Payment Date to the record holder of such share at the Close of Business on such Dividend Record Date if such share has been mandatorily converted after such Dividend Record Date and prior to such Dividend Payment Date.  Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to this Section 10, no payment or adjustment shall be made upon conversion of Series A Preferred Stock for accumulated and unpaid dividends (whether or not declared).

(d)                                 The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section 10 unless, prior to giving the mandatory conversion notice, all accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared) for dividend periods ended prior to the date of such mandatory conversion notice shall have been paid or such accumulated and unpaid dividends are declared and a sum sufficient in cash for payment of such dividends shall have been set aside for payment on or prior to the Mandatory Conversion Date.

11.                               No Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be delivered upon redemption or conversion of the Series A Preferred Stock, whether voluntary or mandatory.  Instead, the Corporation shall round up to the nearest whole share the number of shares of Common Stock to be delivered.

12.                               [Reserved.]

13.                               [Reserved.]

14.                               Certificates.

(a)                                 Form and Dating.  The Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations.  The Series A Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation.  Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(i)                                     Global Series A Preferred Stock.  The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Series A Preferred Stock”), which shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided.  The number of shares of Series A Preferred Stock represented by Global Series A Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(ii)                                  Book-Entry Provisions.  In the event Global Series A Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series A Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Series A Preferred Stock, or other nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or, pursuant to DTC’s instructions, held by the Transfer Agent as custodian for DTC.  Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any

Global Series A Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series A Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series A Preferred Stock for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Stock.

(iii)                               Certificated Series A Preferred Stock.  Except as provided in this Section 14(a) or in Section 14(c), owners of beneficial interests in Global Series A Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock in fully registered certificated form (“Certificated Series A Preferred Stock”).

(b)                                 Execution and Authentication.  The (i) Chairman of the Board, Chief Executive Officer, President or a Vice President and (ii) either the Treasurer or an Assistant Treasurer of the Corporation, or the Secretary or Assistant Secretary of the Corporation, shall sign each Series A Preferred Stock certificate for the Corporation by manual or facsimile signature, and such certificates may bear the seal of the Corporation or a facsimile thereof.

If any person who has signed or whose facsimile signature has been placed upon a Series A Preferred Stock certificate on behalf of the Corporation shall have ceased to be Chairman of the Board or shall have ceased to be an

Officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance.

A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate.  The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated in accordance with this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for up to 62,500 shares of Series A Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation.  Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of the Series A Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series A Preferred Stock.  Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so.  Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent.  An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)                                  Transfer and Exchange.

(i)                                     Transfer and Exchange of Certificated Series A Preferred Stock.  When Certificated Series A Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Stock or to exchange such Certificated Series A Preferred Stock for an equal number of shares of Certificated Series A Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Series A Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing.

(ii)                                  Restrictions on Transfer of Certificated Series A Preferred Stock for a Beneficial Interest in Global Series A Preferred Stock.  Certificated Series A Preferred Stock may not be exchanged for a beneficial interest in Global Series A Preferred Stock except upon satisfaction of the requirements set forth below.  Upon receipt by the Transfer Agent of Certificated Series A Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series A Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, then the Transfer Agent shall cancel such Certificated Series A Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock to be increased accordingly.  If no Global Series A Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Series A Preferred Stock representing the appropriate number of shares.

(iii)                               Transfer and Exchange of Global Series A Preferred Stock.  The transfer and exchange of Global Series A Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)                              Transfer of a Beneficial Interest in Global Series A Preferred Stock for Certificated Series A Preferred Stock.

(A)                               If at any time: (1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series A Preferred Stock and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or (2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days, then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers of the Corporation requesting the authentication and delivery of Certificated Series A Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Series A Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, in exchange for such Global Series A Preferred Stock.  Subject to the foregoing, the beneficial interests in a Global Series A Preferred Stock shall not be exchangeable for Certificated Series A Preferred Stock.

(B)                               Certificated Series A Preferred Stock issued in exchange for a beneficial interest in a Global Series A Preferred Stock pursuant to this Section 14(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent.  The Transfer Agent shall deliver such Certificated Series A Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v)                                 Restrictions on Transfer of Global Series A Preferred Stock.  Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 14(c)(iv)), Global Series A Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)                              Cancellation or Adjustment of Global Series A Preferred Stock.  At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted or canceled, such Global Series A Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent.  At any time prior to such cancellation, if any beneficial interest in Global Series A Preferred Stock is exchanged for Certificated Series A Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Series A Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series A Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii)                           Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(A)                               To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series A Preferred Stock and Global Series A Preferred Stock as required pursuant to the provisions of this Section 14(c).

(B)                               All Certificated Series A Preferred Stock and Global Series A Preferred Stock issued upon any registration of transfer or exchange of Certificated Series A Preferred Stock or Global Series A Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Certificate of Designations as the Certificated Series A Preferred Stock or Global Series A Preferred Stock surrendered upon such registration of transfer or exchange.

(C)                               Prior to due presentment for registration or transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(D)                               No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.

However, except as otherwise set forth herein, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates.

(viii)                        No Obligation of the Transfer Agent.

(A)                               The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series A Preferred Stock, any Agent Member or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series A Preferred Stock.  All notices and communications to be given to the Holders and all payments to be made to such Holders under this Certificate of Designations shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series A Preferred Stock).  The rights of beneficial owners in any Global Series A Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners.

(B)                               The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series A Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d)                                 Replacement Certificates.  If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(e)                                  Temporary Certificates.  Until definitive Series A Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Series A Preferred Stock certificates.  Any temporary Series A Preferred Stock certificates shall be substantially in the form of definitive Series A Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series A Preferred Stock certificates.  Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Series A Preferred Stock certificates and deliver them in exchange for temporary Series A Preferred Stock certificates.

(f)                                   Cancellation.  In the event the Corporation shall purchase or otherwise acquire Certificated Series A Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i)                                     At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted, repurchased or canceled, such Global Series A Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii)                                  The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Corporation.  The Corporation may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Corporation has purchased or otherwise acquired.

15.                               Other Provisions.

(a)                                 With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)                                 Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(c)                                  All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for Global Series A Preferred Stock, to the Depository in accordance with its procedures.

(d)                                 Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(e)                                  Holders of shares of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this 28th day of February, 2019.

CIMAREX ENERGY CO.

/s/ Thomas E. Jorden
Thomas E. Jorden
President and Chief Executive Officer

EXHIBIT A

FORM OF CERTIFICATED SERIES A PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO

THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 14 OF THE CERTIFICATE OF DESIGNATIONS AND (2) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SERIES A PREFERRED STOCK IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

(1)  Insert if a global security.

Certificate Number [ ]	Number of Shares of
Series A Preferred Stock [ ]

CUSIP No.: 171798 200
ISIN No.: US1717982003

81/8% Series A Cumulative Perpetual Convertible Preferred Stock
of
CIMAREX ENERGY CO.

CIMAREX ENERGY CO., a Delaware corporation (the “Corporation”) hereby certifies that [           ] (the “Holder”) is the registered owner of [           ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Corporation, designated as the 81/8% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”).  The shares of Series A Preferred Stock are transferrable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of the Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations dated February 28, 2019, as the same may be amended from time to time (the “Certificate of Designations”).

Capitalized terms used herein but not defined shall have the meaning given to them in the Certificate of Designations.  The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [     ] day of [            ], 20[     ].

CIMAREX ENERGY CO.

By:
Name:	[]
Title:	[]

By:
Name:	[]
Title:	[]

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Authorized Signatory

REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.  Requests may be made to:

Cimarex Energy Co.
1700 Lincoln Street
Suite 3700
Denver, Colorado 80203
Attention:  General Counsel

ASSIGNMENT

To assign this Series A Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent.  The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this certificate)
Signature
Guarantee:*

*  Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 81/8% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of Cimarex Energy Co. (the “Corporation”), represented by stock certificate No(s) [   ] (the “Preferred Stock Certificates”), into shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”), plus, to the fullest extent permitted by law, the Cash Consideration according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”).  The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock or delivery of the Cash Consideration upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in, or such Cash Consideration to be delivered to, a name other than the undersigned’s name, in which case the undersigned will pay the tax.  A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s) for any shares of Common Stock are to be registered and Cash Consideration is to be delivered:*

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

*  The Corporation is not required to issue shares of Common Stock and deliver Cash Consideration until you, among other things, (a) if required, furnish appropriate endorsements and transfer documents and (b), if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which you are not entitled.